Exhibit 99.1

Chemung Financial Corporation One Chemung Canal Plaza Elmira, New York 14901

For Immediate Release:	Contact:
August 18, 2022	Scott T. Heffner
Senior Vice President
Director of Marketing
stheffner@chemungcanal.com

Chemung Financial Corporation Elects New Director

ELMIRA, N.Y., (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq: CHMG) today announced that its Board of Directors elected Joseph F. Meade IV to its Board on August 17, 2022. Mr. Meade will stand for shareholder election of a two-year term at the Annual Meeting of Shareholders in June of 2023. All Directors of Chemung Financial Corporation also serve on the Board of its principal subsidiary, Chemung Canal Trust Company.

“On behalf of Chemung Financial Corporation, I am honored to welcome Mr. Meade to our Board of Directors,” said Anders M. Tomson, President & Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company. “Mr. Meade’s strong executive-level experience will provide immediate and impactful leadership to our company. I look forward to his contributions to our organization,” Tomson added.

Mr. Meade, of Hammondsport, NY, currently serves as the President & CEO of Mercury Corporation Inc., headquartered in Hammondsport, NY. Mercury Corporation, which specializes in advanced manufacturing solutions, also has locations in Faribault, MN and Jalisco, Mexico. A graduate of Alfred University and Purdue University, Mr. Meade currently serves on the boards of the Glenn Curtiss Museum, the Finger Lakes Boating Museum, the Ira Davenport Hospital Children’s Fund, the Mercury Aircraft Foundation, the Meade Foundation, and the Taylor Foundation.

Chemung Financial Corporation is a $2.5 billion financial services holding company headquartered in Elmira, New York and operates 30 banking offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

Category: Financial

Source: Chemung Financial Corp